Exhibit 99.1

News Release

Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP-Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR REPORTS FIRST QUARTER 2004 RESULTS

Announces Annual Shareholder’s Meeting Date

BALTIMORE (May 6, 2004) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three months ended March 31, 2004.

Financial Results:

Net broadcast revenues were $158.3 million for the three months ended March 31, 2004, an increase of 3.8% versus the prior year period result of $152.5 million.  Operating income was $30.4 million as compared to $30.0 million in the prior year period, an increase of 1.3%.  Net loss available to common shareholders was $2.3 million in the three-month period versus the prior year period net loss available to common shareholders of $3.9 million.  Diluted loss per share was $0.03 versus a diluted loss per share of $0.05 in the prior year period.

“What started out as a slow first quarter, ended with strong upward momentum allowing us to exceed our original revenue growth guidance of 1% to 1.5%,” commented David Smith, President and CEO of Sinclair.  “The severe weather related events in the eastern part of the U.S. in January, coupled with late political spending, initially pointed to very modest growth for the quarter.  However, certain core advertising categories, such as automotive, as well as political spending in key presidential election states became more robust as the quarter progressed.”

“In the first quarter, we permanently repaid $25 million of bank debt costing LIBOR plus 2.25%, saving us approximately $900 thousand annually in interest costs.  Looking ahead and recognizing the significant levels of cash flow we expect to generate over the upcoming years, we have decided to reinvest an additional $7 million of the cash flow this year and an additional $20 million next year into our television stations.  This money will be spent on transmitter, building and tower projects that are expected to produce a return for us by improving our market signal coverage, lowering our building maintenance and electric expenses, providing for more efficient operations and lowering net rental expense for the future.  Going forward, it is our intent to continue to find ways to put our cash flow to work in order to strengthen our enterprise value for the long term and to return value to our shareholders.”

Operating Statistics and Income Statement Highlights:

•                  Local and national advertising revenues increased 2.2% and 6.4%, respectively in the quarter versus the first quarter 2003.  Excluding political revenues, local advertising revenues were up 1.6% and national advertising revenues were up 2.6%.  The quarter was positively impacted by increased advertising spending by the automotive, services, schools and political categories, offset by lower spending by the soft drink, movies, and fast food advertisers.  Local revenues, excluding political revenues, represented 61.1% of time sales, as compared to 61.3% for the first quarter 2003.

•                  Television advertising revenues generated from our direct mail initiatives in the first quarter were $5.6 million.  Political advertising revenues were $3.4 million and revenues generated from the Super Bowl were $0.6 million.

•                  All affiliate groups increased their time sales, on an ex-political basis, with the exception of our ABC stations which aired the Super Bowl last year.  Excluding political, our CBS stations were up 12.8%, our UPNs were up 4.0%, the FOX stations were up 3.5%, NBCs were up 2.0% and the WBs increased 1.3%.  Excluding political, our ABC stations were down 5.2%, due to the network not having the Super Bowl this year.  Excluding the $1.2 million in Super Bowl revenues booked last year, our ABC stations would have been flat, ex-political.

•                  Fourth quarter 2003 market share survey results, reported during the first quarter 2004, show that we grew our share of the total television advertising market, including political, to 17.5% versus 17.3% for the fourth quarter 2002.

•                  News Central was rolled out during the quarter to the following stations:  In January 2004, we added an 11pm news in Greensboro on WXLV-TV (ABC 45).  In Nashville on WZTV-TV (FOX 17) and in Oklahoma City on KOKH-TV (FOX 25), we expanded our 9pm news with a half hour 10pm newscast.  Since News Central’s inception in October 2002, we have added news on nine stations in seven markets, converted existing news formats to News Central in four markets, and added additional news dayparts in three markets.

•                  On March 31, 2004, we acquired the television broadcast license for WFGX-TV (Ind 35) in Pensacola, Florida, which we had previously operated pursuant to a local marketing agreement.

Balance Sheet and Cash Flow Highlights:

•                  Debt on the balance sheet, net of $16.4 million in cash, was $1,700.0 million at March 31, 2004 versus net debt of $1,703.7 million at December 31, 2003.  On February 9, 2004, the Company applied $25.0 million of cash balances to the optional prepayment of Term B loans.  The amount of Term B loans outstanding at March 31, 2004 was $460.9 million.

•                  As of March 31, 2004, 46.0 million class A common shares and 40.0 million class B common shares were outstanding, for a total of 86.1 million common shares outstanding.

•                  Capital expenditures paid in cash in the quarter were $11.6 million.

•                  Program contract payments were $27.4 million in the quarter.

Annual Shareholders’ Meeting:

Sinclair will hold its annual shareholders’ meeting on Thursday, May 13, 2004 at 10:00am at the Company’s corporate headquarters located at 10706 Beaver Dam Road, Hunt Valley, Maryland 21030.

Forward-Looking Statements:

The matters discussed in this press release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this press release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified above and below, the impact of changes in national and regional economies, successful integration of acquired television stations (including achievement of synergies and cost reductions), successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming and our news central strategy, our local sales initiatives, and the other risk factors set forth in the Company’s most recent reports on Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.

Outlook:

In accordance with Regulation FD, Sinclair is providing public dissemination through this press release of its expectations for its second quarter and full year 2004 financial performance.  The Company assumes no obligation to update its expectations.  All matters discussed in the “Outlook” section are forward-looking and, as such, persons relying on this information should refer to the “Forward-Looking Statements” section above.

“Looking ahead, we expect modest revenue growth in the second quarter and high single digit percent revenue growth in the second half of the year driven by stronger political revenues and our direct mail initiatives,” commented David Amy, EVP and CFO.  “This top line growth is expected to positively impact our cash flow and improve our leverage.”

•                  The Company expects second quarter station net broadcast revenues, before barter, to grow by low single digit percents from second quarter 2003 station net broadcast revenues of $174.9 million.  This assumes approximately $3.0 million in political revenues as compared to $0.9 million in the second quarter 2003.  The Company expects net broadcast revenues in the second half of this year to grow by high single digit percents.

•                  The Company expects second quarter barter revenue to be approximately $16.6 million.

•                  The Company expects station production expenses and station selling, general and administrative expenses (together, television expenses), before barter expense, in the second quarter to be approximately $78.4 million, up 6.6% from second quarter 2003 television expenses of $73.5 million.  The increase is due primarily to our News Central and direct mail initiatives.  On a full year basis, television expenses are expected to increase approximately 6% to 8% on higher News Central and general and administrative costs, and on higher sales expense related to direct mail and higher revenues.

•                  The Company expects second quarter barter expense to be approximately $16.6 million.

•                  The Company expects second quarter program contract amortization expense to be approximately $22.5 million and $90 million for the year.

•                  The Company expects second quarter program contract payments to be approximately $28.5 million and $107.5 million for the year.

•                  The Company expects second quarter corporate overhead to be approximately $7.6 million and $30.0 million for the year, the increases primarily due to higher salary, insurance and News Central costs and additional expenses related to Sarbanes-Oxley requirements.

•                  The Company expects second quarter depreciation on property and equipment to be approximately $12 million and $48 million for the year, assuming the capital expenditures assumptions below.

•                  The Company expects second quarter amortization of acquired intangibles to be approximately $5 million and $19 million for the year.

•                  The Company expects second quarter net interest expense to be approximately $32.5 million and $130 million for the year, assuming no changes in the current interest rate yield curve and changes in debt levels based on the assumptions discussed in this “Outlook” section.

•                  The Company expects dividends paid on the Series D preferred stock to be approximately $2.6 million in the quarter and $10.4 million for the year.

•                  The Company expects to incur either an unrealized gain or loss on its derivatives throughout the year, but is unable to reasonably predict what the mark-to-market valuations of the instruments will be.

•                  The Company expects the second quarter and full year effective tax rate for continuing operations to be approximately 40%, assuming the assumptions discussed in this “Outlook” section, including a current tax provision from continuing operations of approximately $0.4 million in the quarter and $1.5 million for the year.

•                  The Company expects to spend approximately $14.5 million in capital expenditures in the quarter and $47 million for the year.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its first quarter results on Thursday, May 6, 2004, at 8:45 a.m. EDT.  After the call, an audio replay will be available at www.sbgi.net under “Investor Information/Conference Call.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-9205.

About Sinclair:

Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, currently owns and operates, programs or provides sales services to 62 television stations in 39 markets.  Sinclair’s television group reaches approximately 24% of U.S. television households and includes ABC, CBS, FOX, NBC, WB, and UPN affiliates.  Sinclair owns a majority equity interest in G1440, Inc., an Internet consulting and development company, and Acrodyne Communications, Inc., a manufacturer of transmitters and other television broadcast equipment.

Note:

Prior year amounts have been reclassified to conform to current year GAAP presentation.

Sinclair Broadcast Group, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended March 31,
	2004	2003
REVENUES:
Station broadcast revenues, net of agency commissions	$158,300	$152,481
Revenues realized from barter arrangements	14,189	14,117
Other operating division revenues	4,004	4,079
Total revenues	176,493	170,677

OPERATING EXPENSES:
Station production expenses	37,941	36,694
Station selling, general and administrative expenses	38,998	34,766
Expenses realized from barter arrangements	13,164	12,905
Amortization of program contract costs and net realizable value adjustments	26,561	28,690
Other operating division expenses	4,253	5,221
Depreciation of property and equipment	12,399	11,098
Corporate general and administrative expenses	7,434	5,840
Amortization of acquired intangible broadcast assets and other assets	4,805	4,857
Stock based compensation expense	530	592
Total operating expenses	146,085	140,663
Operating income	30,408	30,014

OTHER INCOME (EXPENSE):
Interest expense	(32,531)	(29,802)
Subsidiary trust minority interest expense	—	(5,973)
Interest income	71	168
Gain from equity investments	2,521	185
Loss on asset sales	(69)	(20)
Gain (loss) on derivative instrument	(95)	1,071
Other income	164	366
Total other expense, net	(29,939)	(34,005)

Income (loss) before income taxes	469	(3,991)
Benefit (provision) for income taxes	(180)	2,643
Net income (loss)	$289	$(1,348)
Preferred stock dividends payable	2,588	2,588
Net loss available to common shareholders	$(2,299)	$(3,936)

Basic loss per share available to common shareholders	$(0.03)	$(0.05)
Diluted loss per share available to common shareholders	$(0.03)	$(0.05)

Weighted average shares outstanding- no dilution	85,936	85,599
Weighted average shares outstanding- assuming dilution	86,212	85,661

Unaudited Consolidated Historical Selected Balance Sheet Data:

(Dollars in thousands)

	March 31, 2004	December 31, 2003
Cash & cash equivalents	$16,363	$28,730
Total current assets	211,753	260,793
Total long term assets	2,302,132	2,303,789
Total assets	2,513,885	2,564,582

Current portion of debt	43,843	42,282
Total current liabilities	228,707	245,218
Long term portion of debt	1,672,493	1,690,175
Total long term liabilities	2,051,771	2,087,793
Total liabilities	2,280,478	2,333,011

Minority interest in consolidated subsidiaries	3,543	2,566

Total stockholders’ equity	229,864	229,005
Total liabilities & stockholders’ equity	2,513,885	2,564,582

Unaudited Consolidated Historical Selected Statement of Cash Flows Data:

(Dollars in thousands)

Three Months Ended March 31, 2004
Net cash flows from operating activities	$26,890
Net cash flows used in investing activities	(11,920)
Net cash flows used in financing activities	(27,337)

Net decrease in cash and cash equivalents	(12,367)
Cash & cash equivalents, beginning of period	28,730
Cash & cash equivalents, end of period	$16,363

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